Exhibit 10.8

Form of Credit Agreement – Citibank, N.A.

 Credit Approval Letter

September 26, 2008
Marani Brands, Inc. 13152
Raymer Street
North Hollywood, CA 91605

Re: $1,000,000.00 Relationship Ready Line of Credit

Ladies and Gentlemen:

Citibank, N.A. ("Citibank" or "Bank") is pleased to offer a relationship ready line of credit ("RRC") on the terms and conditions outlined below and as set forth in the Credit Terms and Conditions Disclosure Booklet provided to you (the "Disclosure Booklet"). Terms not defined herein shall have the meanings given to them in the Disclosure Booklet.

General Terms of RRC:

Amount of Credit Available:          $1,000,000.00

Borrower:                                           Marani Brands, Inc. ("Borrower")

Person(s) Providing Collateral:      Marani Brands, Inc. Grantor")

First Day Available:

The first day this RRC is available is the date each of the requirements set forth in this Credit Approval Letter are satisfied.

Last Day Available:

The RRC is offered until the cancellation of the RRC by either Citibank or the Borrower at which time the then outstanding principal balance of the RRC and all accrued but unpaid interest shall be repaid in the manner set forth below.

Interest Rate; Payments of Interest:

The RRC will bear interest at a rate per annum equal to the Citibank Prime Rate plus 0.00%.
Interest shall be payable monthly.
Interest shall be calculated on the basis of actual days elapsed in a 360 day year.

Use of Proceeds of Loans:

Proceeds of the Loans will be used to finance working capital requirements.

Requests for Loans:

Loans may be obtained by using checks furnished by Citibank, transfers made on Citibank's on-line banking system and any other method acceptable to Citibank from time to time. Citibank will have no obligation to honor a request for a Loan if (i) the maximum amount of the RRC has or would be exceeded by making the Loan, (ii) the check is post-dated, (iii) the Borrower's checks have been reported lost or stolen, (iv) a check is not signed by an authorized signer, or (v) an Event of Default shall exist.

Repayment:

In addition to payments of interest as set forth above, upon the cancellation of the RRC, provided that no Event of Default has occurred and is continuing, the principal balance of the RRC as of the date of the cancellation thereof shall be repaid in forty eight (48) equal monthly installments of principal each in the amount of the 1/48th of such principal balance payable monthly beginning in the month immediately following such cancellation.

Repayment of Loans:

Subject to the terms and conditions hereof, the Disclosure Booklet, and the terms and conditions set forth in any other agreement between the Bank and the Borrower with respect to the RRC, the Borrower may borrow, repay in whole or in part, and re-borrow on a revolving basis, up to the maximum amount of the RRC. The Bank shall maintain its records to reflect the amount and date of each Loan, the interest rate applicable to such Loan and each payment of principal and interest thereon. All such records shall, absent manifest error, be conclusive as to the outstanding principal amount of the RRC; provided, however, that the failure to make any notation to the Bank's records shall not limit or otherwise affect the obligations of the Borrower to repay each Loan made by the Bank, in accordance with the terms hereof.

Obligations While RRC is in Effect:

1. Reporting Requirements:

To assist Citibank in conducting its ongoing credit review, the following will be provided to Citibank while the RRC is offered:

Financial Statements and Tax Returns. Recent fiscal year tax returns or CPA reviewed Financial Statements in addition to updated Personal Financial Statements, upon request.

Insurance. With respect to Borrower or Guarantor, notice of any insurance claim made by such party in excess of $50,000.00.

II. Financial Covenants.

None

III. Miscellaneous Provisions.

Entire Agreement

This Credit Approval Letter, the Disclosure Booklet and the other Loan Documents executed in connection with the RRC set forth the entire agreement among the parties hereto related to the RRC and the transactions contemplated hereby and supersede any prior oral or written statements or agreements with respect thereto.

Waivers

The Borrower and Guarantors each hereby waives presentment, demand for payment, protest, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Credit Approval Letter, the Disclosure Booklet and all other Loan Documents.

Waiver of Jury Trial

To the fullest extent permitted by applicable law, the Borrower, each Guarantor and Citibank waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions hereof, of the Disclosure Booklet or any other Loan Document.

Authorization of Transactions

The Borrower is duly authorized to execute and deliver this Credit Approval Letter and the other Loan Documents and to borrow under, and to effect all other transactions contemplated by, this Credit Approval Letter and the other Loan Documents to which it is a party.

Each Guarantor that is an Entity is duly authorized to execute and deliver this Credit Approval Letter and the other Loan Documents to which it is a party and to effect all other transactions contemplated by, this Credit Approval Letter and the other Loan Documents to which it is a party.

Application of Covenants and Agreements

Notwithstanding anything to the contrary contained in this Credit Approval Letter, any agreements or covenants of Borrower hereunder that require or permit performance including on or by dates that are beyond the Last Day Available, shall be applicable as to such dates only insofar as the RRC is extended by Citibank in its sole discretion.

IV. Disclosure Booklet. The Borrower and each Guarantor hereby acknowledge the receipt of the Disclosure Booklet, which shall be applicable to the RRC.

V. Uncommitted Line of Credit. All Loans under the RRC, are at Citibank's sole and absolute discretion and Citibank, at its option and without notice to the Borrower, may decline to make any Loan requested by the Borrower.

VI. Special Terms. Notwithstanding anything to the contrary set forth herein. in the Disclosure Booklet or in any other Loan Document, the following special terms shall apply to the RRC:

Collateral

Notwithstanding anything to the contrary contained in the Disclosure Booklet, the Collateral shall consist of the following:

For accounts deposited with Citibank: The Borrower, shall have entered into Citibank's standard Pledge Agreement for the bank account(s) being pledged.

VII. Additional Terms.

None

VIII. Acceptance of RRC.

In order to accept this RRC, please sign the enclosed copy of this Credit Approval Letter in the space indicated below and return it to Citibank together with the borrowing and any guarantying resolutions attached to this Credit Approval Letter completed and signed as required and any required Loan Documents within fourteen days of the date hereof.

Very truly yours,

CITIBANK, N.A.

By signing below, Borrower acknowledges receipt of this Credit Approval Letter, the Disclosure Booklet and all other Loan Documents. and agrees to the terms and provisions contained therein.